 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-1 (SEC File # 333-278649, 333-268638, 333-273272, 333-276327 and 333-288666), Form S-3 (SEC File # 333-293372) and Forms S-8 (SEC File # 333-284722, 333-282568, 333-258525, 333-293203,and 333-273265) of Duos Technologies Group, Inc. of our report dated March 31, 2026 on the consolidated financial statements of Duos Technologies Group, Inc., as of December 31, 2025 and 2024 and for the each of the two years in the period ended December 31, 2025.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

March 31, 2026